EXHIBIT 10.1

December 12, 2006

VIA FACSIMILE

Catalytica Energy Systems, Inc.
301 West Warner Road, Suite 132
Tempe, Arizona 85284

Attention:  Richard Weinroth, Secretary and Corporate Counsel

Dear Mr. Weinroth:

Reference is hereby made to the Amended and Restated Preferred Stock Rights Agreement, dated as of November 22, 2004 (the “Rights Agreement”), between Catalytica Energy Systems, Inc. (the “Company”), and Mellon Investor Services LLC, as Rights Agent.  Capitalized terms set forth herein have the respective meanings ascribed thereto in the Rights Agreement unless otherwise defined herein.

As of November 30, 2006 (the “Inadvertent Trigger Date”), AWM Investment Company, Inc. (“AWM”) became the Beneficial Owner of more than 20% of the Company’s Common Shares then outstanding.  AWM is the investment adviser to each of the funds listed on Exhibit A attached hereto (each, a “Fund” and, collectively, the “Funds”).  The number of Common Shares owned by each Fund is also listed on Exhibit A attached hereto.

AWM understands that, as a result of being the Beneficial Owner of more than 20% of the Company’s Common Shares outstanding, AWM, together with its Affiliates and Associates (including, but not limited to, the Funds) (collectively, the “AWM Parties”) may be deemed to be an Acquiring Person under the terms of the Rights Agreement.  In order to induce the Company’s Board of Directors to determine pursuant to Section 1(a) of the Rights Agreement that the AWM Parties are not an Acquiring Person, AWM, on its own behalf and on behalf of the other AWM Parties, hereby represents, warrants and agrees as follows:

1.             The AWM Parties were unaware that they beneficially owned a percentage of the Common Shares that may otherwise cause them to be an “Acquiring Person” under the Rights Agreement.  The AWM Parties have no intention of changing or influencing control of the Company.

2.             Within one year from the Inadvertent Trigger Date, AWM shall cause the Funds to divest a sufficient number of Common Shares so that the AWM Parties no longer are the Beneficial Owners of 20% or more of the Company’s Common Shares then outstanding.

3.             AWM will not, and will cause the other AWM Parties not to, become the Beneficial Owner of any additional Common Shares unless, after giving effect to any such acquisition, the AWM Parties would be the Beneficial Owners of less than 20% of the Company’s Common Shares then outstanding.

4.             This letter has been duly authorized executed and delivered by AWM, on its own behalf and on behalf of the other AWM Parties, and constitutes the legal, valid and binding obligation of the AWM Parties, enforceable against them in accordance with its terms.  The Company’s Board of Directors may rely on this letter in determining that the AWM Parties are not an Acquiring Person under the Rights Agreement.

AWM INVESTMENT CO., INC.

By:	/s/ DAVID M. GREENHOUSE
Name:	David M. Greenhouse
Title:	Vice President

AGREED AND ACKNOWLEDGED:

CATALYTICA ENERGY SYSTEMS, INC.

By:	/s/ ROBERT W. ZACK

Name:	Robert W. Zack

Title:	Chief Executive Officer

Exhibit A

Name of Fund	Shares Owned

Special Situations Fund III QP, L.P.	2,846,964
Special Situations Fund III, L.P.	253,101
Special Situations Cayman Fund, L.P.	899,692